237 Park Avenue

New York, New York 10017

TERMS NOT FINAL OR AUTHORIZED UNTIL EXECUTED

BY COMPANY OFFICER WITH APPROPRIATE AUTHORITY

As of September 18, 2006

Jack L. Stahl

15 West 63rd Street

Apartment 23B

New York, New York 10023

Dear Jack:

This letter agreement and release (the “Agreement”) confirms the agreement entered into between you and the Company regarding the termination of your employment with the Company effective September 18, 2006 (the “Resignation Date”) and explains the package of separation pay and benefits that has been specially developed for you in full bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment and your separation from your employment with the Company up to and including the Effective Date of this Agreement, including, without limitation, any claims under the Employment Agreement between you and the Company dated as of February 17, 2002, as amended by the First Amendment to Employment Agreement effective as of December 17, 2004 (collectively referred to as the “Employment Agreement”). For purposes of this Agreement, the term the “Company” includes Revlon Consumer Products Corporation (“RCPC”), Revlon, Inc. and any of each of their past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated) and any of their past, present or future employees, agents, assigns, officers, directors and shareholders whether acting in their individual or representative capacity. It is understood that you and the Company are entering into this Agreement knowingly and voluntarily.

1. RESIGNATION AS DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER. It is understood and agreed that you are resigning from your position as Director, President and Chief Executive Officer of Revlon, Inc. and RCPC, effective as of the Resignation Date, and you agree that you will execute all documents requested in order to effectuate this resignation, as well as to resign from any and all other directorships, officerships and other positions with the Company. Notwithstanding the foregoing, during the period from the Resignation Date until October 19, 2006, you will serve as an unpaid advisor to the Company’s Chief Executive Officer of the Company and shall provide such assistance as may be reasonably requested by the CEO or his designees in order to ensure a smooth and effective transition of your functions and responsibilities to your successor CEO and his designees.

2. CONSIDERATION IN SETTLEMENT. Accordingly, if you execute this Agreement (and do not revoke it pursuant to Section 13), continue to perform your duties and responsibilities in a professional and satisfactory manner until the Resignation Date and fully comply with the Agreement’s terms and conditions:

a) SEVERANCE PAY.

i) You will receive severance pay, less applicable withholdings and deductions, for a total of thirty-six (36) months, or such shorter period as provided in subsection 2(a)(iii) herein, with such period to be referred to herein as the “Salary Continuation Period.” Your severance pay will be at your base rate of pay in effect on your Resignation Date (i.e., at the rate of $1,300,000 per annum) and will be payable as follows: (1) for the period beginning on your Resignation Date to March 19, 2007, you will receive severance pay in an amount equal to your required contribution (at the active employee contribution rate, as in effect from time to time) to the cost of your participation in the Company’s group medical, dental and/or vision insurance benefit plans (at the level of your participation immediately prior to the Resignation Date, subject to the terms and conditions of such plans, as in effect and amended from time to time); (2) on the first payroll pay date following March 19, 2007 (the “Lump Sum Payment Date”), you will be paid a lump sum payment in the gross amount of approximately $650,000, less applicable withholdings and deductions, and (3) during the remainder of the Salary Continuation Period after March 19, 2007, you will receive severance pay at your base rate of pay in effect on your Resignation Date, less applicable withholdings and deductions, payable on a bi-weekly basis. You agree that if any amount of withholdings are required by the Company in respect of the Mortgage Loan Forgiveness and/or Tax Loan Forgiveness under subsections 2(g) and 2(h) below, that the Company may withhold any such amounts from any severance payments payable to you under this subsection 2(a)(i).

ii) Through March 19, 2008, any severance payments payable to you under this subsection 2(a) will not be reduced by any compensation payable to you through other employment, a consultancy or any other source. Thereafter, your entitlement to severance pay under this subsection shall be reduced by any compensation earned by you after March 19, 2008 from any source during the remainder of the Salary Continuation Period, other than royalties earned on “Frameworks for Leadership Success” (the working title), and you agree that you will immediately notify the Company’s Chief Legal Officer when you receive any such compensation.

iii) Notwithstanding anything to the contrary above, all severance payments to you under this subsection 2(a) shall immediately cease and you shall have no entitlement to any further compensation under this subsection 2(a) on such date that the aggregate gross amount of severance payments to you under subsection 2(a)(i) plus the sum of (x) the amount of the Mortgage Loan Forgiven pursuant to subsection 2(g) below and (y) the amount of the Tax Loan Forgiven pursuant to subsection 2(h) below have totaled $6 million.

b) BENEFITS CONTINUATION PERIOD. For purposes of this Agreement, the “Benefits Continuation Period” shall mean the period from the Resignation Date until September 18, 2009.

c) CONTINUATION OF MEDICAL, DENTAL AND/OR VISION INSURANCE BENEFITS. You will be permitted to continue participation in the Company’s group and executive medical, dental and/or vision insurance benefit plans at the level of your participation immediately prior to the Resignation Date (for example, Employee, Employee +1, Family levels, etc.), subject to the terms and conditions of such plans (other than any condition requiring continued employment with the Company), as in effect and amended from time to time, and at the contribution level in effect for active employees until (i) the end of the Benefits Continuation Period or (ii) you become eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another company, whichever occurs first. Notwithstanding the preceding sentence, you shall not be entitled to submit any claims for reimbursement under the Company’s executive medical plan until after March 19, 2007. You will be permitted to have the period of continuation of medical and/or dental insurance benefits under COBRA (which is generally a period of 18 months) commence upon expiration of the Benefits Continuation Period or such earlier date as is triggered under subsection (ii) in the preceding sentence. As a condition of your continued coverage of medical and/or dental insurance benefits under COBRA, you (or your eligible dependents) will be required to contribute on a timely basis at the applicable COBRA contribution rate, as in effect from time to time. Details regarding your required contributions will be provided by the Company’s COBRA administrator at an appropriate time. You will immediately notify the Company’s Chief Legal Officer when you become eligible for coverage under medical, dental and/or vision insurance benefit plans of another company.

d) CONTINUATION OF LIFE / AD&D INSURANCE. Your Basic Life Insurance coverage under the Revlon Life and Accident Insurance Program (the “Program”) will be continued at no cost to you for a period of twenty-four (24) months following the Resignation Date. In addition, you can continue any Supplemental Accidental Death and Dismemberment, Dependent Life and/or Dependent Accidental Death and Dismemberment insurance coverage previously elected by you under the Program at your expense during this period. During the Benefits Continuation Period, the Company will continue to make available to you supplemental term life insurance coverage with a death benefit of $10,000,000, subject to any required medical examinations, to which you hereby agree to submit, and the Company will reimburse you for the premium expense related thereto. Such supplemental coverage shall be provided pursuant to the Company’s optional supplemental term insurance program, to the extent available, or to the extent not available, you may select a plan of your choice and you may designate the beneficiary of such plan. After the expiration of the coverage periods described above, you will be advised of any options you may have to convert the insurance coverages described above to an individual policy at your own expense, and, at your written request, information regarding such conversion options will be provided to you at that time.

e) RETIREMENT BENEFITS. In furtherance of your retirement benefit expectations, and without limiting the Company’s ability to modify, in any way, any or all of its defined benefit plans, the Company agrees to guarantee you a minimum monthly pension benefit, as set forth below:

i) Commencing with your retirement on or after March 1, 2014, the Company shall pay or provide to you a monthly straight life annuity pension amount of $13,883.44 (which represents 33.32% of $41,667), to be reduced by the actuarial equivalent of all benefits paid or payable (calculated on a straight life annuity basis) to or in respect of you under (A) the Revlon Employees Retirement Plan, the Revlon Pension Equalization Plan, and any successors to either of them, and (B) all other defined benefit retirement and defined contribution plans, whether or not tax qualified, maintained at any time by the Company, any of your past employers, including, without limitation, The Coca-Cola Company, or the affiliates of any of them, in all cases without regard to whether the applicable plan has previously terminated, is being currently maintained or is established and maintained in the future. Such offset for benefits under other plans, including, without limitation, the plans of The Coca-Cola Company, or any of its affiliates, shall be determined as of the day the pension benefits under this subclause 2(e)(i) starts; shall not be subsequently adjusted on account of any subsequent benefit accruals or change in benefit amounts expected under such other plans, whether on account of your death or otherwise; and shall disregard benefits derived from employee contributions and from employer matching contributions under any 401(k) plan. If you shall retire on or after March 1, 2009 but prior to March 1, 2014, you shall be entitled to receive the pension benefit payable pursuant to this subclause 2(e)(i), but subject to actuarial reduction for such early commencement.

ii) You may elect to have the pension determined pursuant to subsection 2(e)(i) above paid as an actuarially equivalent joint and 50% survivor annuity with your spouse as beneficiary if she shall survive you and be legally married to you at the time of your death. Such election shall be made by you not later than 90 days before the pension benefit is to start and shall take effect only if you and your spouse are alive and married to each other on the day the pension starts. If your spouse dies after the pension starts and before you, no adjustment shall be made to the amount of annual pension payable to you.

iii) If you die before March 1, 2014, a lifetime pension shall be payable to your spouse, if any, to whom you were legally married on the date of your death, commencing on March 1, 2014 in a monthly amount determined as if you had survived to that date and had then elected to have your benefit under subsection 2(e)(i) above paid as an actuarially equivalent joint and 50% survivor annuity with your spouse as beneficiary.

iv) For purposes of determining actuarial equivalence under subsection 2(e)(i) above, the following assumptions shall be used: an interest rate equal to the AA corporate bond long-term rate in effect on the first day of the month preceding the month in which the benefit is to start, the 1983 Group Annuity Mortality Table, and otherwise the reasonable actuarial assumptions and methods selected by the Company’s primary actuary in consultation with your financial advisors.

v) Payments pursuant to this subsection 2(e) shall be made quarterly or at such more frequent intervals as the Company may elect. The Company’s obligation under this subsection 2(e) shall be an unsecured, unfunded and unaccrued contingent general obligation of RCPC to be satisfied from RCPC’s unsegregated general funds, provided that RCPC shall have the right, if it so elects, to defease its obligation hereunder by the purchase and delivery to you of an annuity on your life in the amount provided for above or to fund its obligation hereunder through the purchase of insurance or other instruments, and you agree to comply with the reasonable requests of RCPC should RCPC elect to do so, including by submitting to medical examination required in connection with the purchase of any such insurance.

f) STOCK OPTIONS AND RESTRICTED STOCK. Pursuant to the terms of your Employment Agreement, which was approved by the Compensation and Stock Plan Committee of the Board of Directors of Revlon, Inc. on November 9, 2004 and by the Board of Directors of Revlon, Inc. on December 8, 2004: (a) each stock option grant identified in the schedule below shall continue to vest in accordance with its terms as if your employment had not terminated and you had remained employed by the Company and shall remain exercisable pursuant to the terms and conditions of the Revlon, Inc. Amended and Restated Stock Plan (as amended or modified from time to time, the “Stock Plan”) until the Grant Expiration Date identified in the schedule below; and (b) each grant of restricted shares awarded to you identified in the schedule below shall continue to vest pursuant to the terms and conditions of the Stock Plan as if your employment had not terminated and you had remained employed by the Company, as identified in the schedule below:

Date	Type	Shares	Price	Date Grant Fully Vests	Grant Expiration Date
February 17, 2002	Stock Option	400,000	$3.82	February 17, 2007	March 19, 2008
May 19, 2003	Stock Option	100,000	$3.09	May 19, 2007	May 19, 2008
April 14, 2004	Stock Option	5,020,000	$3.03	December 31, 2007	December 31, 2008
April 14, 2004	Stock Option	500,000	$3.03	December 31, 2007	December 31, 2008
February 17, 2002	Restricted Stock	1,000,000	$3.82	February 17, 2007	not applicable
April 14, 2004	Restricted Stock	2,400,000	$3.03	April 14, 2007	not applicable
April 14, 2004	Restricted Stock	300,000	$3.03	April 14, 2007	not applicable

g) MORTGAGE LOAN FORGIVENESS. By no later than the later to occur of (x) the tenth business day following the Resignation Date or (y) the Effective Date of this Agreement, the Company shall forgive the Mortgage Loan between the Company and you and Lynn H. Stahl, dated as of April 30, 2002 (the “Mortgage Loan”), in its entirety in the amount of $1,871,359.62 (which represents the outstanding principal and accrued interest in respect of such loan as of September 18, 2006), and such forgiveness shall, for all purposes of this Agreement, be deemed to have been an actual payment of a special bonus by the Company to you in such amount, and upon such forgiveness the Mortgage Loan and the Secured Promissory Note between you and Lynn H. Stahl and the Company, dated as of April 30, 2002, shall be terminated and shall have no further force or effect.

h) TAX LOAN FORGIVENESS. Immediately upon the later to occur of the Resignation Date or the Effective Date of this Agreement, the Company shall forgive the loan made to you by the Company under Section 3.7.2 of your Employment Agreement and the Promissory Note Agreement and Pledge Agreement attached as Exhibits C and D to the Employment Agreement, in the amount of $2,252,337.21 (which represents the outstanding principal and accrued interest in respect of such loan as of September 18, 2006), and upon such forgiveness all shares pledged in the Pledge Agreement shall be released and the Promissory Note Agreement and Pledge Agreement shall be terminated and shall have no further force or effect.

i) LEGAL FEES REIMBURSEMENT. The Company will reimburse you for up to $10,000 of reasonable and documented legal fees and related expenses incurred by you in connection with counsel review of this Agreement, with such reimbursement to be paid to you as soon as practicable following March 19, 2007, conditioned upon your presentation of documentation of such expenses.

j) STATEMENT. You acknowledge that the statement attached as Exhibit A (the “Statement”) has been prepared with and reviewed and approved by you. Neither you nor the Company shall make any internal announcements within the Company or make any statements to the press, to prospective employers or others (other than key personnel of MacAndrews & Forbes Holdings, Inc.) regarding your employment that are inconsistent with the attached Statement. The Company and you agree to refer all inquiries regarding your employment with the Company from prospective employers or others to the Company’s Chief Executive Officer or Chief Legal Officer, and not to any other individual employed by or affiliated with the Company and that you will not assert any claim against the Company based upon, arising out of, related to or in any way connected with its responses to inquiries from prospective employers or others, which are not inconsistent with the Statement.

k) NO MITIGATION. In no event shall you have any duty to seek other employment.

3. SECTION 409A. The Company’s provision of compensation and benefits under this Agreement is being made in good faith compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). Additionally, it is understood and agreed that the schedule for the provision of compensation and benefits provided for in this Agreement, including, without limitation, the consideration set forth in Section 2 above (CONSIDERATION IN SETTLEMENT), reflects your initial deferral election pursuant to Section 409A, if any such election is required. It is expressly understood that the Company reserves the right to provide the compensation or benefits provided in this Agreement at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings.

4. VACATION. Within ten (10) business days of the Resignation Date, you will receive a check for any accrued and unused 2006 vacation prorated for the period of your active employment with the Company in 2006 through the Resignation Date, less applicable withholdings and deductions.

5. RELEASE.

a) In exchange for the consideration provided to you under this Agreement, you agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, administrators, successors and assigns) now and forever, the Company from and waive any claim in any legal jurisdiction that you have presently, may have or have had in the past, known or unknown, against the Company upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment, or separation from your employment, with, the Company, or otherwise. Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that you are not releasing and waiving are your rights (i) under this Agreement, subject in all cases to the terms and conditions hereof, (ii) to the payment of vested benefits (if any) under the terms of the Company’s qualified pension plans (the Revlon Employees’ Retirement Plan and the Revlon Employees’ Savings, Investment and Profit Sharing Plan), as amended from time to time, (iii) under the Stock Plan or (iv) to indemnification as provided in Section 17 (INDEMNIFICATION) below.

b) Revlon (defined for purposes of this subsection only as the corporate entities Revlon, Inc., RCPC, their respective subsidiaries and their respective successors and assigns) hereby waives, releases and gives up any and all claims in any legal jurisdiction that Revlon has presently, may have or has had in the past against you, your heirs, executors, successors and assigns upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, which Revlon actually knew, or reasonably should have known, on or prior to the date of your execution of this Agreement, including, without limitation, all claims arising from your employment, or separation from your employment, with the Company or otherwise, except that the release in this subsection shall not apply to any claim which directly or indirectly results from any breach of fiduciary duties as a director or executive officer, any violation of law by you, or any breach by you of this Agreement and/or the agreements incorporated by reference. Revlon represents that as of the date hereof, Revlon, Inc. and RCPC have no actual knowledge of any breach of fiduciary duties as a director or executive officer by you or any violation of law by you.

6. EXTENT OF RELEASE. Without limiting the generality of the preceding “GENERAL RELEASE” Section, this Agreement is intended to and shall release the Company from any and all claims or rights arising under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Older Workers Benefit Protection Act of 1990, the Civil Rights act of 1866, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Act, the New York State Human Rights Law, the New York City Administrative Code, and all other statutes regulating the terms and conditions of your employment, in each case, as amended), regulation or ordinance, under the common law or in equity (including any claims for wages, wrongful discharge, discrimination, retaliation, whistleblower claims, any tort claims, or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and you, including, without limitation, any claim you might have for severance, termination or severance pay in any legal jurisdiction, or pursuant to the Company’s severance policies or practices as from time to time in effect, or otherwise.

7. RIGHT TO COUNSEL. The Company hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded a period of at least twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney, and you represent that you have done so.

8. FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Company has not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement. You understand that if you request additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.

9. ADEQUACY OF CONSIDERATION. The consideration provided to you under the entirety of this Agreement, including, without limitation, that consideration provided under Section 2 (CONSIDERATION IN SETTLEMENT) above, which you agree is adequate consideration to support this Agreement, is not required under the Company’s policies or otherwise and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Company to provide such consideration. The Company agrees that your obligations and the consideration provided by you herein are adequate consideration to support this Agreement, including, without limitation, the release in subsection 5(b) above. You acknowledge that no representations of any kind or character have been made by the Company to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein.

10. RESTRICTIONS. You represent and warrant that neither you, nor any person, organization or entity acting on your behalf, has filed or initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the termination thereof (each individually a “Proceeding”). To the fullest extent permitted by law, you waive any right you may have to benefit in any manner from any relief (whether through an award of money, equitable relief or otherwise) arising out of any past, present or future Proceeding, including, without limitation, any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). In addition to the release of all claims you have against the Company under the “GENERAL RELEASE” AND “EXTENT OF RELEASE” in Sections 5 and 6 above, you further agree, to the extent permitted by law, not to instigate, encourage, or voluntarily assist or participate in an action or proceeding commenced by any person or other entity against the Company.

11. PENALTIES. If you fail to abide by any of the terms of Sections 5, 6, 10 or 15 of this Agreement or if you fail in any material respect to abide by the terms of Sections 12 and 16 of this Agreement, the Company may, except as otherwise prohibited by law, reclaim any amounts paid or forgiven under this Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under this Agreement, in addition to any other remedies it may have.

12. COOPERATION. Upon request, you agree to give your assistance and cooperation willingly in any matter relating to your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or potentially have knowledge by virtue of your employment with the Company. Such assistance and cooperation shall be provided by you without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment, except with respect to mandated court appearances for which you will make yourself available upon reasonable advance notice.

13. REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and you understand that this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the “Effective Date”) provided that you have not revoked the Agreement. Any such revocation must be made in a signed letter executed by you stating specifically that you are revoking your acceptance of this Agreement and received by the Company at the following address no later than 5:00 p.m. New York time on the seventh day after you have executed this Agreement: Robert K. Kretzman, Executive Vice President, General Counsel and Chief Legal Officer, Revlon Consumer Products Corporation, 237 Park Avenue, New York, New York 10017. You understand that if you revoke this Agreement, this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement will not be effective or enforceable and you will not be entitled to any payments and benefits hereunder. You understand and agree that you would not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises, obligations and covenants set forth herein. The terms of this Agreement are not final and authorized until this Agreement is executed by a Company officer with appropriate authority. Until such execution by a Company officer, the Agreement shall be considered to be a draft for discussion purposes.

14. NOTICE. Any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Robert K. Kretzman at the above address and to you at your address in the Company’s records.

15. CONFIDENTIALITY / NON-COMPETITION.

a) In consideration of the payments and benefits provided in this Agreement, you agree to comply with and perform each and every covenant and undertaking set forth in any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you, including, without limitation, the Employee Agreement as to Confidentiality and Non-Competition, which you executed on February 8, 2006 (the “Non-Competition Agreement”), to the same extent as if the same were fully set forth herein, with the express understanding that the non-solicitation covenants in Sections 7(b) and 7(c) of the Non-Competition Agreement shall remain in effect until December 31, 2007 and the non-competition covenant in Section 9 of the Non-Competition Agreement shall remain in effect until September 18, 2009.

b) In addition to any agreement related to trade secrets, confidential information and/or work products previously executed by you, (including, without limitation, the Non-Competition Agreement executed by you), you agree that you will not at any time divulge to any other entity or person any confidential information acquired by you concerning the Company’s or its affiliates’ business results, financial condition, marketing plans, strategic plans, new product development plans, advertising strategies and plans, trademarks, patents, copyrights and other designs and intellectual property, financial affairs, business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms herein, or any information concerning the circumstances of your employment with and your separation from your employment with the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members, except in each case (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities and performance during your employment with the Company to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax or financial advisor for purposes of obtaining tax or financial advice provided that such persons are made aware of and agrees to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, internet publication or discussion group, theatrical production or movie, or television or radio programming or commercial, other than publication of your book with the working title “Frameworks for Leadership Success” in the exact form approved by the Company on May 1, 2006 subject only to minimal editorial changes. In addition to any and all other remedies available to the Company for any violation of this Section, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts. In the event that you are required to make disclosure under any court order, subpoena or other judicial process which in any way relates to your employment with the Company, you will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. You acknowledge that all information the disclosure of which is prohibited by this Section is of a confidential and proprietary character and of great value to the Company and that a breach of this Section will constitute a material breach of this Agreement, which will cause the Company to suffer immediate, substantial and irreparable injury. You confirm that, as of the date of your execution of this Agreement, you have not violated the terms of this Section 15 (CONFIDENTIALITY / NON-COMPETITION).

16. RETURN OF COMPANY PROPERTY. You understand and agree that you are obligated to return all Revlon property in your possession or control, as required under the Employee Agreement as to Confidentiality and Non-Competition, including, without limitation, computer disks or data (including, data retained on any computer), mobile phones, home-office equipment or computers purchased or provided by the Company, any keys, identification and access cards, records, documents, files or other materials, and your Company-provided automobile. By executing this Agreement, you represent and agree that you (i) have returned to the Company all Company property in your possession or control, (ii) have removed any and all computer data relating to the Company’s confidential information and trade secrets from any personal computer(s) in your possession or control, and (iii) have not retained any such computer data (or copies thereof) in any form. Notwithstanding anything to the contrary in this Section 16, the Company agrees that you may retain without any payment required by you, the blackberry provided by the Company to you and the laptop computer provided by the Company to you for use in your home, provided that as soon as possible following the Resignation Date, you will return such blackberry and laptop computer to the Company, to the attention of Robert K. Kretzman, for a temporary period for purposes of deletion of confidential and proprietary data.

17. INDEMNIFICATION. RCPC and/or Revlon, Inc. will indemnify you, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party, brought by any shareholder of RCPC, Revlon, Inc. or any of their subsidiaries directly or derivatively or by any third party by reason of any act or omission by you as an officer, director or employee of RCPC or Revlon, Inc. or of any their subsidiaries or affiliates. In addition, you will continue to have the benefit of the Company’s directors and officer’s liability insurance policy in respect of your prior service as an officer, director or employee of the Company to the same extent as the other officers and directors of the Company.

18. NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of either you or the Company.

19. SEVERABILITY CLAUSE. Should any provision or part of this Agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

20. ASSIGNMENT. This Agreement may be assigned by the Company to (i) any affiliate of the Company or (ii) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or non-affiliate, as the case may be, to assume the obligations of the Company hereunder with the same effect as if such assignee were the “Company” hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder without the Company’s prior written approval.

21. NON-ALIENATION. You shall not have any right to pledge, anticipate or in any way create a lien upon any payment or benefit provided under this Agreement, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

22. OFFSET. You hereby authorize the Company to offset any sums owed by you to the Company against the severance pay payable to you pursuant to this Agreement, to the fullest extent permitted under applicable law.

23. GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to conflicts of laws, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the City and State of New York for all purposes.

24. ENTIRE AGREEMENT. This Agreement and any attachments or exhibits hereto expressly supersede any and all previous understandings and agreements between the Company and you and constitute the sole and exclusive understanding between the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you (including your Non-Competition Agreement), the terms of which remain in full force and effect. This Agreement and any attachments or exhibits hereto may not be altered, modified, changed or discharged except in a writing signed by you and the Company. You understand and agree that other than as set forth in this Agreement and the attachments or exhibits hereto, you will not receive any compensation, payments or benefits of any kind from the Company and you expressly agree that you are not entitled to, and have no right to, any additional compensation, payments or benefits other than the payment of vested benefits under the terms of the Company’s qualified pension plans, as amended from time to time.

If the foregoing text of this document correctly reflects our mutual agreements, please execute and return to the undersigned the two originals of this Agreement.

Sincerely,

REVLON CONSUMER PRODUCTS CORPORATION
By:	/s/ Robert K. Kretzman

Robert K. Kretzman Executive Vice President, General Counsel and Chief Legal Officer

AGREEMENT AND

ACKNOWLEDGMENT

I, JACK L. STAHL, acknowledge receipt of the Letter Agreement and Release and I agree to all the terms and conditions set forth in the Letter Agreement and Release. I have read and fully understand the meaning and effect of the terms set forth in the Letter Agreement and Release and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Letter Agreement and Release and to have the agreement reviewed by my attorney if I so choose. I acknowledge that if I execute this Letter Agreement and Release prior to the expiration of the twenty-one (21) day period or if I choose to forego the advice of an attorney, I do so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement and Release.

Date:	September 19, 2006

Name:	/s/ Jack L. Stahl